SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549






                         SCHEDULE 13G/A

     Information Statement pursuant to Rules 13d-1 and 13d-2
            Under the Securities Exchange Act of 1934

                        (Amendment No. 6)


               Pharmaceutical Marketing Services Inc.
   __________________________________________________________
                        (Name of Issuer)



                   Common Stock, $.01 par value
     _______________________________________________________
                 (Title of Class of Securities)



                          717123 10 3
    ________________________________________________________
                         (CUSIP Number)











                   __________________________

CUSIP No. 717123 10 3                        Page 2 of 7

Pages____________________________________________________________
1)   Name of Reporting Person                Welsh, Carson,
     S.S. or I.R.S. Identification           Anderson & Stowe V,
     No. of Above Person                     L.P.
________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
________________________________________________________________
3)   SEC Use Only

________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
________________________________________________________________
Number of                5)   Sole Voting    746,215 shares of
Shares Beneficially           Power          Common Stock, $.01
Owned by Each                                par value ("Common
Reporting Person                             Stock")
With:                    _______________________________________
                         6)   Shared Voting
                              Power
                         _______________________________________
                         7)   Sole Disposi-  746,215 shares of
                              tive Power     Common Stock
                         _______________________________________
                         8)   Shared Dis-
                              positive Power
                         _______________________________________

9)   Aggregate Amount Beneficially           746,215 shares of
     Owned by Each Reporting Person          Common Stock
________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
________________________________________________________________
11)  Percent of Class
     Represented by                           6.0%
     Amount in Row (9)
________________________________________________________________
12)  Type of Reporting
     Person                                  PN
________________________________________________________________
1)   Name of Reporting Person                 Welsh, Carson,
     S.S. or I.R.S. Identification             Anderson &
     No. of Above Person                       Stowe IV
________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

CUSIP No. 717123 10 3                        Page 3 of 7
________________________________________________________________
3)   SEC Use Only
________________________________________________________________
4)   Citizenship or Place                     New York
     of Organizatio
________________________________________________________________
Number of                5)   Sole Voting    -0-
Shares Beneficially           Power
Owned by Each
Reporting Person         _______________________________________
With:                    6)   Shared Voting  -0-
                              Power
                         _______________________________________
                         7)   Sole Disposi-  -0-
                              tive Power
                         _______________________________________
                         8)   Shared Dis-    -0-
                              positive Power
                         _______________________________________

9)   Aggregate Amount Beneficially           -0-
     Owned by Each Reporting Person
________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
________________________________________________________________
11)  Percent of Class
     Represented by                          -0-
     Amount in Row (9)
________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 717123 10 3                        Page 4 of 7
________________________________________________________________
1)   Name of Reporting Person                 WCAS Capital
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     -0-
Beneficially                  Power
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting   -0-
                              Power
                         ________________________________________
                         7)   Sole Disposi-   -0-
                              tive Power


                         ________________________________________
                         8)   Shared Dis-     -0-
                              positive Power
                         ________________________________________

9)   Aggregate Amount Beneficially            -0-
     Owned by Each Reporting Person


_________________________________________________________________

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 717123 10 3                        Page 5 of 7
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Venture
     S.S. or I.R.S. Identification             Partners
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     -0-
Beneficially                  Power
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting   -0-
                              Power
                         ________________________________________
                         7)   Sole Disposi-   -0-
                              tive Power


                          _______________________________________
                         8)   Shared Dis-     -0-
                              positive Power
                         ________________________________________

9)   Aggregate Amount Beneficially            -0-
     Owned by Each Reporting Person


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           -0-
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 717123 10 3                        Page 6 of 7

                Amendment No. 6 to Schedule 13G
                ________________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange
Commission on February 4, 1992, as amended by Amendment No. 1 thereto filed on February 10, 1994, Amendment No. 2 thereto filed on May 11, 1994, Amendment No. 3 thereto filed on March 17, 1995, Amendment No. 4 thereto filed on January 31, 1996 and Amendment No. 5 thereto filed on February 11, 1997 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS V:  746,215 shares of Common Stock
               WCAS IV:  -0-
               Capital Partners:  -0-
               Venture Partners:  -0-

               (b)  Percent of Class:

               WCAS V:  6.0%
               WCAS IV:  -0-
               Capital Partners:  -0-
               Venture Partners:  -0-

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
               WCAS V:  746,215 shares of Common Stock
               WCAS IV:  -0-
               Capital Partners:  -0-
               Venture Partners:  -0-

               (ii) shared power to vote or to direct the vote:
                                   -0-

               (iii) sole power to dispose or to direct the disposition of:
               WCAS V:  746,215 shares of Common Stock
               WCAS IV:  -0-
               Capital Partners:  -0-
               Venture Partners:  -0-

CUSIP No. 717123 10 3                             Page 7 of 7

               (iv) shared power to dispose or to direct the
                    disposition of:  -0-


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE V, L.P.
                         By:  WCAS V Partners, General Partner


                         By /s/ Laura VanBuren
                         _______________________________________
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE IV
                         By:  WCAS IV Partners, General Partner


                         By /s/ Russell L. Carson
                         _______________________________________
                                   General Partner

                         WCAS CAPITAL PARTNERS, L.P.
                         By:  WCAS CP Partners, General Partner


                         By  /s/ Russell L. Carson
                         _______________________________________
                                    General Partner

                         WCAS VENTURE PARTNERS
                         By:  WCAS Ventures, General Partner


                         By  /s/ Laura VanBuren
                         _______________________________________
                                    General Partner


Dated:  February 10, 1998